(a)(45)

AMENDMENT NO. 39 TO DECLARATION OF TRUST OF

VOYA SEPARATE PORTFOLIOS TRUST

Abolition of Classes of Shares of Beneficial Interest

Effective: May 1, 2023

THIS AMENDMENT NO. 39 TO THE DECLARATION OF TRUST OF VOYA

SEPARATE PORTFOLIOS TRUST ("VSPT"), a Delaware statutory trust, dated March 2, 2007, as amended (the "Declaration of Trust"), reflects resolutions adopted by the Board of Trustees of VSPT on September 29, 2022, with respect to Voya Emerging Markets Corporate Debt Fund, Voya Investment Grade Credit Fund, and Voya Securitized Credit Fund (collectively, the "Funds"), each a series of VSPT, acting pursuant to the Declaration of Trust, including Article III, Section 6 and Article X, Section 1 of VSPT's Declaration of Trust. These resolutions serve to abolish Class P shares of the Funds, Class I shares of Voya Emerging Markets Corporate Debt Fund (now known as Voya VACS Series EMCD Fund), and Class SMA shares of Voya Investment Grade Credit Fund.

VOYA SEPARATE PORTFOLIOS TRUST

SECRETARY'S CERTIFICATE

I, Joanne F. Osberg, Senior Vice President and Secretary of Voya Separate Portfolios

Trust ("VSPT"), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of VSPT at a meeting held on September 29, 2022 with regard to the dissolution of Class I shares of Voya Emerging Markets Corporate Debt Fund (now known as

Voya VACS Series EMCD Fund), Class P shares and Class SMA shares of VSPT:

RESOLVED, that pursuant to the Declaration of Trust, dated March 2, 2007, as amended (the "Declaration of Trust") of Voya Separate Portfolios Trust ("VSPT"), a Delaware statutory trust, including Article III, Section 6 of the Declaration of Trust, the dissolution of the Class P shares of Voya Investment Grade Credit Fund ("IGC Fund") and Voya Securitized Credit Fund (together, the "Funds"), each a series of VSPT, be, and it hereby is, approved and that the officers of VSPT be, and each hereby is, authorized to prepare, execute and deliver an amendment to the Declaration of Trust to dissolve the Class P shares of each of the Funds, to be effective on a date deemed appropriate by the officers of VSPT;

FURTHER RESOLVED, that pursuant to the Declaration of Trust of Voya Separate Portfolios Trust, including Article III, Section 6 of the Declaration of Trust, the dissolution of the Class I shares of Voya Emerging Markets Corporate Debt Fund ("EMCD Fund"), a series of VSPT, be, and it hereby is, approved and that the officers of VSPT be, and each hereby is, authorized to prepare, execute and deliver an amendment to the Declaration of Trust to dissolve the Class I shares of EMCD Fund, to be effective on a date deemed appropriate by the officers of VSPT;

FURTHER RESOLVED, that pursuant to the Declaration of Trust of Voya Separate Portfolios Trust, including Article III, Section 6 of the Declaration of Trust, the dissolution of the Class SMA shares of IGC Fund, a series of VSPT, be, and it hereby is, approved and that the officers of VSPT be, and each hereby is, authorized to prepare, execute and deliver an amendment to the Declaration of Trust to dissolve the Class SMA shares of IGC Fund, to be effective on a date deemed appropriate by the officers of VSPT; and

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FURTHER RESOLVED, that the officers of VSPT be, and each hereby is, authorized, with the advice of counsel, and subject to review by counsel to the Trustees who are not "interested persons" as defined in the Investment Company Act of 1940, as amended, to take any and all such actions they determine, in their discretion, to be necessary or desirable to carry out the purpose of the foregoing resolutions, and to execute and deliver all such documents in the name of, and on behalf of VSPT, as in their judgment shall be necessary to accomplish the purpose of the foregoing resolutions.

By: /s/ Joanne F. Osberg_____________

Name: Joanne F. Osberg

Title: Senior Vice President and Secretary

Dated: March 27, 2023